EXHIBIT 10(f)






            EMPLOYMENT AGREEMENT



        This Agreement (this "Agreement") made as of the 25th day of July, 1994, between FLORIDA POWER & LIGHT COMPANY, a Florida corporation (the "Company"), and JEROME H. GOLDBERG (the
"Executive").

        WHEREAS, pursuant to the terms of that certain
Employment Agreement dated as of August 9, 1989 between the Company and the Executive (the "Old Agreement"), the Executive has served as the senior officer responsible for the operation of the Company's
Nuclear Generating Facilities (the "Facilities"); and

        WHEREAS, the Company desires to retain the Executive's services in such capacity beyond the expiration of the Old Agreement on September 18, 1994; and

        WHEREAS, the Executive is willing to continue serving the Company on the terms herein provided.

        NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

        1.   EMPLOYMENT

             (a)  The Company hereby agrees to continue
the employment of the Executive, and the Executive hereby agrees to continue his service to the Company on the terms and conditions set forth herein.

             (b)  The term of the Executive's continued
employment by the Company hereunder shall be for the period commencing on September 19, 1994, and continuing until March 1, 1996 (the "Term") unless sooner terminated as provided in Section 7.

        2.   POSITION AND DUTIES

        The Executive shall serve as President of the Nuclear Division of the Company and shall, subject to the authority and direction of the Chief Executive Officer of the Company, have general supervision over, and responsibility for, the management, operation, organization, staffing, maintenance and regulation of the Facilities and shall have such other powers, duties and responsibilities related to the Facilities as may from time to time be prescribed by the Chief Executive Officer of the Company; provided that such other duties and responsibilities are consistent with the Executive's status and position. The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such duties and responsibilities. The Executive shall devote substantially all his working time and efforts to his duties hereunder; provided, however, that the Executive shall have the right to provide consulting services to other entities during his permitted vacation time as long as the Executive's performance of such services would not violate the provisions of Section 11 of this Agreement and would not otherwise result in a conflict of interest with the Company.

        3.   PLACE OF PERFORMANCE

        In connection with his employment by the Company, the Executive shall be initially based at the Company's office located at 700 Universe Boulevard, Juno Beach, Florida 33408.

        4.   COMPENSATION

             (a)  Salary.  During the Term, the
Executive shall receive an annual salary of $462,500 ("Salary"), payable in bi-weekly installments. Salary shall be adjusted from time to time by the Board in keeping with the Company's normal practices but in any event may not be reduced to less than $462,500. Any increase in Salary or other compensation shall not, without the consent of the Executive, limit or reduce any other obligation of the Company hereunder.

             (b)  Deferred Incentive.  Pursuant to
Section 9(b) of the Old Agreement, the Executive shall receive a lump-sum payment from the Company in the amount of $466,600 on September 19, 1994, representing full payment by the Company of all Deferred Incentive Awards (as defined in the Old Agreement), including interest thereon, due and owing to the Executive through the date of expiration of the Old Agreement.

             (c)  Annual Incentive Compensation.  In
addition to Salary, during the Term the Executive shall be eligible to receive annual incentive compensation awards ("Annual Incentive Awards"). The parties agree that the target amount for such Annual Incentive Awards, if earned, shall be thirty-five percent of the Executive's Salary. The parties shall determine mutually acceptable Performance Targets reasonably related to the Executive's duties hereunder for purposes of determining Annual Incentive Awards for each calendar year during the Term. The Executive shall receive full payment of any such Annual
Incentive Award promptly after the approval thereof under the Company's Annual Incentive Plan in effect for such year.

             (d)  Long Term Incentive Compensation.  In
addition to Salary and Annual Incentive Compensation, the Executive shall be eligible to receive performance awards under the FPL Group, Inc. Long Term Incentive Plan-1994 (the "Long Term Plan"). The parties agree that the target amount, if earned, shall be sixty percent of the Executive's Salary, payable in accordance with the terms of the Long Term Plan.

             (e)  Other Awards.  In addition to Salary,
Annual Incentive Compensation and Long Term Incentive Compensation, the Executive shall be entitled to receive such additional payments as the Board or a duly authorized committee thereof may determine pursuant to other incentive plans (the "Plans") as established from time to time by the Company, its subsidiaries or affiliates; provided, however, that nothing herein shall obligate the Company to include the Executive as an eligible participant in any of the Plans. The amount of any additional compensation payable to the Executive pursuant to this paragraph will be paid to the Executive in accordance with the terms of the Plans.

             (f)  Prorations.  Payment of Annual and
Long Term Incentive Compensation Awards made to the Executive before or during the Term shall be prorated in amount (whether cash or securities) by multiplying the amount of the award by a fraction, the numerator of which is the number of full months the Executive serves during the award period (including the Executive's service under the Old Agreement) through the end of the Term on March 1, 1996, and the denominator of which is the total number of months in the award period. As a result, the Executive would be entitled to receive one-sixth of an annual award for two months of service and one-twenty-fourth of a four-year award for two months of service.

             (g)  Expenses.  During the Term, the
Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established from time to time by the Company for senior executive officers) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with the Company's policy.

             (h)  Fringe Benefits.  During the Term, the
Executive shall be entitled to participate in or receive benefits under the Company's employee benefit and welfare plans and arrangements set forth in Exhibit A attached hereto to the extent he shall be eligible pursuant to the terms of such plans and as in effect from time to time. The Executive shall be entitled to participate in or receive benefits under any benefit, welfare, retirement, life insurance, health, disability or accident plan or arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any Company plan or arrangement presently in effect or made available by the Company in the future shall be deemed to be in lieu of compensation of the Executive hereunder.

             (i)  Vacations.  During the Term, the
Executive shall be entitled to six weeks paid vacation during the period between September 19, 1994 and September 18, 1995 and three weeks paid vacation during the period between September 19, 1995 and the end of the Term, together with any accrued and unused vacation to which the Executive was otherwise entitled under the Old Agreement.

             (j)  Perquisites.  During the Term, the
Executive shall be entitled to the use of an automobile pursuant to the Company's Executive Lease Car Program, country club membership and other perquisites generally available to executive officers of the Company.

        5.   OFFICES

        The Executive agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of any of the Company's subsidiaries.

        6.   UNAUTHORIZED DISCLOSURE: INVENTIONS

             (a)  Unauthorized Disclosure.  The
Executive shall not, without the written consent of the Board or a person duly authorized thereby, disclose to any person, other than an employee or professional adviser of the Company or other person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive officer of the Company, any material information known by him to be confidential and obtained by him while employed by the Company or while in the employ of the Company with respect to any products, improvements, formulas, designs or styles, processes, customers, methods of distribution or methods of manufacture of the Company or any of its subsidiaries or affiliates the disclosure of which he knows or should know will be damaging to the Company or any of its subsidiaries or affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information not otherwise considered by the Board to be confidential. The Executive shall not disclose any confidential information of the type described above except as may be required by law in connection with any judicial or administrative proceeding or inquiry.

             (b)  Inventions.  Any and all inventions
made, developed or created by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of his employment by the Company, which may be directly or indirectly useful in, or relate to, the business of the Company or any of its subsidiaries or affiliates, shall be promptly and fully disclosed by the Executive to an appropriate executive officer of the Company and shall be the Company's exclusive property as against the Executive, and the Executive shall promptly deliver to an appropriate executive officer of the Company all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid.

                  The Executive shall, upon the
Company's request and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to direct issuance of patents or copyrights to the Company with respect to such inventions as are to be the Company's exclusive property as against the Executive under this subsection (b) or to vest in the Company title to such inventions as against the Executive, the expense of securing any such patent or copyright, however, to be borne by the Company.

        7.   TERMINATION

             (a)  Death.  The Executive's employment
hereunder shall terminate upon his death.

             (b)  Cause.  The Company may terminate the
Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon the Executive's (A) bad faith material failure to perform and discharge his duties and responsibilities hereunder (it being understood that the Executive's failure to perform and discharge his duties and responsibilities hereunder as a result of his incapacity due to physical or mental illness shall not be deemed a failure specified by this clause (A)), or (B) conviction of a felony which, due to its nature or notoriety, reflects adversely upon the Company or any of its subsidiaries (unless such conviction is reversed in any final appeal thereof) or
(C) testing positive for the use of controlled substances as described in Title 10, Code of Federal Regulations.

                  The Executive shall be deemed to have
been terminated for Cause upon the adoption of a resolution of the Board, finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth above in clause (A), (B), or (C) above, and specifying the particulars thereof; and delivery of a Notice of Termination in the form specified in paragraph (d) below.

             (c)  Termination by the Executive for
Incapacity. The Company may terminate the Executive's employment hereunder by delivery of Notice of Termination if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for four consecutive months or 120 days in a 6-month period, and within 10 days after the Company notifies the Executive in writing that it intends to terminate him, the Executive shall not have returned to the performance of his duties hereunder on a full-time basis ("Incapacity").

             (d)  Notice of Termination.  For purposes
of this Agreement, a "Notice of Termination" shall mean a written notice of termination of this Agreement which, in the case of a termination pursuant to paragraph (b) or (c) above, shall indicate the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and the actual effective Termination Date.

             (e)  Termination Date.  "Termination Date"
shall mean, if the Executive's employment is terminated (A) by his death, the date of his death, or (B) pursuant to subsection (b) or (c) above, the date specified in the Notice of Termination.

        8.   COMPENSATION UPON TERMINATION

             (a)  Upon Death.  If the Executive's
employment hereunder shall be terminated during the Term by reason of his death, the Company shall pay to Margaret A. Goldberg as Co-Trustee of the Jerome H. Goldberg Trust under Declaration dated January 17, 1994 (referred to herein as the "Beneficiary"), in 12 substantially equal monthly installments commencing on the last day of the next month following the Termination Date the full amount of his Salary at the Termination Date, and, thereafter, the Company shall pay to the Beneficiary 450 percent of such Salary in 108 substantially equal monthly payments.

             (b)  Incapacity.  In the event of
termination for Incapacity, the Executive shall apply to the Social Security Administration for a total and permanent disability award. During the pendency of such application, the Company shall pay to Jerome H. Goldberg and Margaret A. Goldberg as Co-Trustees of the Jerome H. Goldberg Trust under Declaration dated January 17, 1994 (referred to herein as the "Co-Trustees") the Executive's monthly Salary as in effect at the Termination Date until a determination has been made with respect to such application, up to a maximum of five months. Upon the approval of such application or, if no determination shall have been made at the completion of such five-month period, the Co-Trustees shall receive all benefits payable or available to the Executive (including, without limitation, the continued accrual of years of employment for purposes of Company pension plan benefits) ("Disability Benefits") pursuant to the Long Term Disability Plan for Employees of Florida Power and Light Company as then in effect (the "LTD Plan") until March 1, 1996, provided, however, that in the event that after the expiration of such five-month period, the Executive's application is denied, the Disability Benefits shall terminate unless an independent medical review pursuant to the LTD Plan determines that the Executive is totally and permanently disabled, it being understood that Disability Benefits shall continue during the pendency of such independent review. It is further understood that, notwithstanding the Executive's termination for Incapacity, the Executive shall be entitled to receive at the end of the Term the Normal Retirement Benefit described in Section 9(a), the amount, timing, duration and payment of which shall be determined in accordance with the terms of
Section 9(a).

             (c)  Death or Incapacity.  In addition, in
the event of termination for Incapacity, the Co-Trustees, or in the case of death, the Beneficiary, shall receive any other payments which the Executive or the Beneficiary may be entitled to receive hereunder or pursuant to any employee benefit plan or life insurance policy maintained by the Company at the Termination Date.

             (d)  With Cause.  If the Company shall
terminate the Executive's employment hereunder for Cause pursuant to
Section 7(b), the Company shall pay to the Co-Trustees on behalf of the

Executive all benefits and payments accrued and owing at the Termination Date (specifically including the Normal Retirement Benefit described in Section 9(a), the amount of which shall be calculated as of the Termination Date instead of the end of the Term and the payment of which shall be made monthly commencing on the first day of the first month following the month in which the Termination Date occurs) and the Company shall have no further obligation to the Executive under this Agreement.

        9.   BENEFITS UPON EXPIRATION OF TERM.

             (a)  Retirement Benefit.  At the end of the
Term on March 1, 1996, unless the Executive's employment by the Company is continued on terms acceptable to both parties or the Agreement has been previously terminated pursuant to Sections 7(a) or 7(b), the Co-Trustees on behalf of the Executive shall be entitled to be paid by the Company retirement benefits, which together with any amounts received by the Executive pursuant to Houston's Deferred Compensation Plan (as described in Houston's Proxy Statement in respect of its 1986 Annual Meeting of Shareholders) and Retirement Plan (as described in the Houston's Proxy Statement in respect of its 1989 Annual Meeting of Shareholders) shall equal the total post employment benefits the Executive would have received had he remained employed by Houston until age 65 (such benefits being referred to herein as his "Normal Retirement Benefit"). The Company's obligation to pay the Normal Retirement Benefit shall as to timing, duration and payment schedule be on the same basis as had the Executive remained employed by Houston until age 65. The Retirement Benefit will commence on the first day of the first month following the month in which the Term ends. Attached hereto as Exhibit B is the Company's calculation of the projected amount of the Normal Retirement Benefit. The Executive shall be further entitled to participate in or receive benefits under the Company's post retirement life insurance and health insurance plans for retired employees in effect at the date of execution of this Agreement to the extent he shall be eligible pursuant to the terms of such plans.

             (b)  Post Retirement Death Benefit.  If the
Executive retires from the Company, then upon the Executive's subsequent death, the Company shall pay to the Beneficiary in 72 substantially equal monthly installments an aggregate amount equal to 300 percent of the Executive's Salary at the date of retirement.

        10.  SUCCESSORS; BINDING AGREEMENT

             (a)  The Company will require any successor
(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

             (b)  The Executive may not delegate any
duties and responsibilities imposed nor, except as provided in
Section 9(a) and subsection (c) below, assign any rights and benefits created by this Agreement.

             (c)  This Agreement and all rights of the
Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Unless otherwise provided herein, if the Executive should die, any amounts which are due and owing at the time of his death, or which become payable thereafter under this Agreement, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

        11.  NON-COMPETITION

        The Executive agrees that, during the term of his employment hereunder and for a period of twenty-four (24) months following the Date of Termination, he will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business (a "Competitive Operation") which competes with any business conducted by the Company or by any affiliated entity, group, division or subsidiary of the Company, in any area where such business is being conducted at the Date of Termination. It is understood and agreed that, for the purposes of the foregoing provisions of this Section, (i) no business shall be deemed to be a business conducted by the Company or any group, division or subsidiary of the Company, unless five percent (5%) or more of the Company's consolidated gross sales or operating revenues is derived from, or five percent (5%) or more of the Company's consolidated assets are devoted to, such business; (ii) no business conducted by any entity by which the Executive is employed or in which he is interested or with which he is connected or associated shall be deemed competitive with any business conducted by the Company or any group, division or subsidiary of the Company unless it is one from which two percent (2%) or more of its consolidated gross sales or operating revenues is derived, or to which two percent (2%) or more of its consolidated assets are devoted; and (iii) no business which is conducted by the Company at the Date of Termination and which subsequently is sold by the Company shall, after such sale, be deemed to be a Competitive Operation within the meaning of this Section. Ownership of not to exceed five percent (5%) of the voting stock of any publicly held corporation shall not constitute a violation of this Section.

        12.  NOTICE

        For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of the Company, to Florida Power & Light Company, 700 Universe Boulevard, Juno Beach, Florida 33408,
Attention: Dennis P. Coyle, General Counsel, or, in the case of the Executive, to the Executive at 122 Spyglass Lane, Jupiter, Florida 33477, or to such other address as either party shall designate by giving written notice of such change to the other party.

        13.  MISCELLANEOUS

        No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board (excluding the Executive) and agreed to in writing signed by the Executive and such officer as may be specifically authorized by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to the conflicts of laws principles thereof.

        14.  VALIDITY

        The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        15.  SURVIVAL

        The provisions of this Agreement shall not survive the termination of this Agreement or of the Executive's employment hereunder, except that the provisions of Sections 6, 8, 9, 10, 11 and 12 shall survive such termination and shall be binding upon the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        16.  COUNTERPARTS

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        17.  SOLE AGREEMENT

        Effective September 19, 1994 this Agreement shall constitute the sole agreement between the Company and the Executive as to the matters contemplated hereby and shall supersede any and all previously existing employment or consulting agreements (specifically including the Old Agreement) between the Executive and the Company or any of its subsidiaries or affiliates, all such agreements shall be void and shall have no force or effect whatsoever, and all rights, claims, duties and obligations under, pursuant to or in connection with any or all such agreements shall be deemed to have been waived by the Executive and in all respects cease and be extinguished forever.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.


FLORIDA POWER & LIGHT COMPANY


By:   L. KELLEHER
Its:  Senior Vice President

JEROME H. GOLDBERG

JEROME H. GOLDBERG
Executive

                                     7/25/94

                 EXHIBIT A


FPL EMPLOYEE BENEFIT PLANS (in effect 7/25/94):

- -         Medical Plan and Retired Medical Plan for Employees
          of Florida Power & Light Company
- -         Life Insurance Plan and Retired Life Plan for
          Employees of Florida Power & Light Company
- -         Long Term Disability Plan for Employees of Florida
          Power & Light Company
- -         Dental for Employees of Florida Power & Light
          Company
- -         Employee Thrift & Retirement Savings Plan for
          Employees of Florida Power & Light Company
- -         Pension Plan for Employees of Florida Power & Light
          Company
- -         FPL Flex Plan for Employees of Florida Power & Light
          Company




FPL EXECUTIVE BENEFITS (in effect 7/25/94):

- -         Executive Medical Plan
- -         Executive 24-Hour Accident Insurance
- -         Personal Excess Liability Coverage
- -         Executive Car Program
- -         Executive Physical Program
- -         Financial and Legal Planning
- -         Luncheon and Club Membership Program

                 EXHIBIT B
J. H. GOLDBERG - RETIREMENT DATE:  03/01/96


                                  FPL                   FPL                 DEFERRED
YEAR            AGE            PENSION(1)             SERP(2)                 COMP.                 TOTAL
1994            63                    -                       -            $466,600(3)            $  466,600
1995            64                    -                       -                   -                        -
1996            65             $ 41,344              $  394,492                   -               $  435,836
1997            66             $ 55,125              $  486,242                   -               $  541,367
1998            67             $ 55,125              $  486,242                   -               $  541,367
1999            68             $ 55,125              $  486,242                   -               $  541,367
2000            69             $ 55,125              $  486,242                   -               $  541,367
2001            70             $ 55,125              $  486,242                   -               $  541,367
2002            71             $ 55,125              $  486,242                   -               $  541,367
2003            72             $ 55,125              $  486,242                   -               $  541,367
2004            73             $ 55,125              $  486,242                   -               $  541,367
2005            74             $ 55,125              $  486,242                   -               $  541,367
2006            75             $ 55,125              $  486,242                   -               $  541,367
2007            76             $ 55,125              $  486,242                   -               $  541,367
2008            77             $ 55,125              $  486,242                   -               $  541,367
2009            78             $ 55,125              $  486,242                   -               $  541,367
2010            79             $ 55,125              $  486,242                   -               $  541,367
2011            80             $ 55,125              $  231,776                   -               $  286,901
2012            81             $ 55,125              $  140,026                   -               $  195,151
2013            82             $ 55,125              $  140,026                   -               $  195,151
TOTAL                          $978,469              $7,713,708            $466,600               $9,158,777

(1)   Estimated amount based on straight life annuity.  Actual pension and duration will depend on future salary increases and pension option selected.  Pension benefit continues until the death of the employee and, if survivor benefit elected, the death of the spouse.
(2)   Per employment agreement.
(3)   (Based on a September 19, 1994 Payout - Actual amount may change based on interest crediting rates.)